Exh. 4.4


                            SECRETARIAL CERTIFICATION
                                       OF
                          LATIN AMERICAN CASINOS, INC.


         I, Geraldine E. Lyons, Secretary of Latin American Casinos, Inc. (the "Company) do hereby certify that at a duly constituted meeting of the Company's Board of Directors (the "Board") on August 6, 1997 that the Board approved the following action:

         WHEREAS, the Board deemed it in the best interests of the Company to extend the Company's Warrants (LACIW) due to expire on December 11, 1997 for two additional years to December 11, 1999.

WHEREUPON, a motion being duly made and seconded, it was:

         RESOLVED, that the Company shall extend the expiration date of December 11, 1997 of the Warrants (LACIW) for an additional two years to December 11, 1999.

         I, Geraldine E. Lyons, Secretary of Latin American Casinos, Inc. do hereby certify that the aforementioned resolution truly and accurately represents the action undertaken by the Company's Board of Directors on August 6, 1997 with respect to the extension of the term of the Warrants (LACIW).



LATIN AMERICAN CASINOS, INC.


By:  /s/ GERALDINE E. LYONS
    ------------------------------------------
         Geraldine E. Lyons,
         Secretary

Date:    April 13, 1998
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